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                                   EXHIBIT 11

                   HoloPak Technologies, Inc. and Subsidiaries

                        Computation of Earnings Per Share
                                   (Unaudited)

                                         Three Months           Nine Months Ended
                                      Ended December 31,           December 31,
                                       1997        1996         1997        1996
                                    ----------  ----------   ----------  ----------
Weighted Average Number of
   Common  Shares Outstanding
   Basic Computation                 3,347,689   3,347,689    3,347,689   3,347,689

Common Share Equivalents Based
   Upon the Treasury Stock  Method          12        -0-           -0-      13,988
                                    ----------  ----------   ----------  ----------

Denominator for Diluted Earnings
   Per Share                         3,347,701   3,347,689    3,347,689   3,361,677
                                    ==========  ==========   ==========  ==========

Basic and Diluted for Earnings
   (Loss) Per Share

Continuing Operations               $     0.02  $    (0.03)  $     0.05  $     0.03
Discontinued Operations                     --          --           --       (0.05)
                                    ----------   ----------  ----------  ----------

Net Income (Loss)                   $     0.02  $    (0.03)  $     0.05  $    (0.02)
                                    ==========  ==========   ==========  ==========


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